Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5250

AMETEK Announces Second Quarter 2015 Results

— Delivers Record Earnings per Share —

— Reaffirms 2015 Earnings Guidance —

BERWYN, PA, AUGUST 4, 2015 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month period ended June 30, 2015.

AMETEK’s second quarter 2015 sales of $1.0 billion were up 1% over last year’s second quarter. Operating income increased 4% to a record $240.3 million and operating margins were up 50 basis points to 23.9%. Diluted earnings per share increased 5% to a record $0.64 per diluted share from the second quarter 2014.

“AMETEK had another strong quarter. We delivered record levels of operating income and earnings per share as a result of the continued strong execution of our Four Growth Strategies. Despite continued softness in the global economy, our businesses performed well, allowing us to meet the high end of our second quarter earnings expectations and to reaffirm our full year earnings guidance,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was also very strong, with operating cash flow of $163 million for the quarter, a 5% increase over the same period of 2014. We continue to use our cash flow to support our acquisition strategy, having closed on two recent acquisitions,” continued Mr. Hermance.

Electronic Instruments Group (EIG)

In the second quarter of 2015, EIG sales increased 4% to $596.5 million. Operating income increased 8% to $164.0 million and operating margins were up 110 basis points to 27.5%.

“EIG had a very good quarter with excellent operating performance. Sales were up due to strength in our Aerospace business, combined with the contributions from the acquisitions of Zygo and Amptek in our Process business. Operating performance was superb, with operating margins up 110 basis points in the quarter,” said Mr. Hermance.

(Continued)

AMETEK ANNOUNCES SECOND QUARTER 2015 RESULTS

Electromechanical Group (EMG)

For the second quarter of 2015, EMG sales decreased 2% to $407.3 million. Operating income was down 3% to $89.3 million and operating margins were 21.9% for the quarter.

“EMG also had a good second quarter in this difficult global market environment. The lower sales were driven largely by currency headwinds, partially offset by sales from the acquisition of Global Tubes. Operating margins were very strong benefitting from our focus on Operational Excellence initiatives,” adds Mr. Hermance.

2015 Outlook

“AMETEK performed well in the second quarter due to our strong portfolio of businesses, proven operational capabilities, and a successful focus on strategic acquisitions. While we remain cautious around the pace of global economic activity, we are confident in our ability to successfully execute on our growth strategies and to deliver strong earnings growth,” notes Mr. Hermance.

“We anticipate 2015 sales to be up low single digits with organic sales roughly flat versus 2014. We continue to expect earnings for 2015, excluding first quarter realignment costs, to be in the range of $2.58 to $2.63 per diluted share, up 7% to 9% over 2014 adjusted earnings per share,” adds Mr. Hermance.

“Third quarter 2015 sales are expected to be approximately flat compared to last year’s third quarter. We estimate our earnings in the third quarter to be approximately $0.64 to $0.65 per diluted share, an increase of 3% to 5% over last year’s adjusted earnings per share,” concludes Mr. Hermance.

(Continued)

AMETEK ANNOUNCES SECOND QUARTER 2015 RESULTS

Conference Call

AMETEK will webcast its Second Quarter 2015 investor conference call on Tuesday, August 4, 2015, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$1,003,726	$990,718	$1,987,785	$1,966,010

Operating expenses:
Cost of sales, excluding depreciation	633,925	630,645	1,269,890	1,255,815
Selling, general and administrative	112,702	113,316	223,586	225,941
Depreciation	16,780	15,029	33,038	30,895

Total operating expenses	763,407	758,990	1,526,514	1,512,651

Operating income	240,319	231,728	461,271	453,359
Other expenses:
Interest expense	(22,678)	(18,981)	(45,364)	(37,819)
Other, net	(2,493)	(4,326)	(3,973)	(8,203)

Income before income taxes	215,148	208,421	411,934	407,337
Provision for income taxes	59,635	58,358	114,314	116,688

Net income	$155,513	$150,063	$297,620	$290,649

Diluted earnings per share	$0.64	$0.61	$1.22	$1.18

Basic earnings per share	$0.64	$0.61	$1.23	$1.19

Weighted average common shares outstanding:
Diluted shares	243,621	247,403	243,209	247,316

Basic shares	241,498	245,201	241,222	245,056

Dividends per share	$0.09	$0.09	$0.18	$0.15

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales:
Electronic Instruments	$596,464	$573,289	$1,190,262	$1,145,683
Electromechanical	407,262	417,429	797,523	820,327

Consolidated net sales	$1,003,726	$990,718	$1,987,785	$1,966,010

Income:
Segment operating income:
Electronic Instruments	$163,993	$151,499	$315,210	$301,818
Electromechanical	89,294	92,133	171,258	176,013

Total segment operating income	253,287	243,632	486,468	477,831
Corporate administrative and other expenses	(12,968)	(11,904)	(25,197)	(24,472)

Consolidated operating income	$240,319	$231,728	$461,271	$453,359

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$326,588	$377,615
Receivables, net	619,080	585,462
Inventories, net	541,919	495,896
Other current assets	111,755	119,631

Total current assets	1,599,342	1,578,604

Property, plant and equipment, net	484,932	448,446
Goodwill	2,668,625	2,614,030
Other intangibles, investments and other assets	1,804,912	1,779,883

Total assets	$6,557,811	$6,420,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$183,903	$286,201
Accounts payable and accruals	646,228	649,943

Total current liabilities	830,131	936,144

Long-term debt	1,481,906	1,427,825
Deferred income taxes and other long-term liabilities	792,440	817,433
Stockholders’ equity	3,453,334	3,239,561

Total liabilities and stockholders’ equity	$6,557,811	$6,420,963